Exhibit 99.6

GRANTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JEFFERY R. BRAY and CHIRINJEEV

KATHURIA,

Plaintiffs,

v.

AVI KATZ, RALUCA DINU, AGNES

REY-GIRAUD, NEIL MIOTTO, NATE

LOCKE, and MOSHE BAR-SIMAN-TOV,

Defendants,

and

UPHEALTH, INC., a Delaware corporation,

Nominal Defendant.

AVI KATZ, RALUCA DINU, AGNES

REY-GIRAUD, NEIL MIOTTO, and NATE

LOCKE,

Counterclaim Plaintiffs,

v.

JEFFERY R. BRAY and CHIRINJEEV

KATHURIA,

Counterclaim Defendants

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 2022-0489-LWW

AVI KATZ, RALUCA DINU, AGNES

REY-GIRAUD, NEIL MIOTTO, and NATE

LOCKE,

Third-Party Plaintiffs,

v.

MARIYA PYLYPIV, SYED SABAHAT

AZIM, RICHA SANA AZIM, ALFONSO

GATMAITAN, AZFAR MALIK, AM

PHYSICIANS LLC, ALEXANDRA BRAY,

JACQUE BUTLER, KIMBERLITE SOCIAL

INFRA PRIVATE LIMITED, ELIGERE

LLC, and SAIMA SIDDIQUI as sole member

of ELIGERE LLC,

Third-Party Defendants

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

STIPULATION AND [PROPOSED] ORDER DISMISSING ALL CLAIMS WITH PREJUDICE AND WITHOUT COSTS OR ATTORNEY’S FEES

WHEREAS, on June 6, 2022, Plaintiffs Jeffery R. Bray and Chirinjeev Kathuria (collectively, “Plaintiffs”) filed their Verified Complaint against Nominal Defendant UpHealth, Inc. (“UpHealth” or “Nominal Defendant”) and Individual Defendants Avi Katz, Raluca Dinu, Agnes Rey-Giraud, Neil Miotto, Nate Locke, and Moshe Bar-Siman-Tov, who are the majority members of the Board of Directors of UpHealth (“Director Defendants”);

WHEREAS, on June 8, 2022, the Court granted the Motion for Expedited Proceedings and, on June 10, 2022, entered a Stipulation and [Proposed] Order Governing Expedited Discovery and Preliminary Injunction Hearing;

WHEREAS, on June 17, 2022, Plaintiffs filed a Motion for Preliminary Injunction (“Motion for Preliminary Injunction”) seeking to enjoin the annual meeting of stockholders scheduled for June 28, 2022 (“2022 Annual Meeting”);

WHEREAS, following briefing, the Court held oral argument on the Motion for Preliminary Injunction on June 23, 2022;

WHEREAS, on June 27, 2022, for the reasons stated on the record on June 24, 2022, the Court entered an Order granting the Motion for Preliminary Injunction in part (“Injunction Order”), enjoining Director Defendants and Nominal Defendant from convening the 2022 Annual Meeting, and requiring Plaintiffs to post a bond in the amount of $300,000 (“Bond”);

WHEREAS, on July 1, 2022, Plaintiffs filed a Verified First Amended Complaint (“Amended Complaint”) against Director Defendants and Nominal Defendant;

WHEREAS, on July 11, 2022, Director Defendants filed Counterclaims against Plaintiffs and, in addition, filed a Third-Party Complaint against certain third-party defendants (“Third-Party Defendants”), including individuals and entities who are parties to that certain Voting Agreement dated May 27, 2022 (“Voting Agreement”);

WHEREAS, the Board of Directors of UpHealth (the “Board”): (i) has accepted the resignation of Moshe Bar-Siman-Tov as a director, (ii) has appointed CEO Samuel Meckey as a Class I director to fill the vacancy created by Mr. Bar-Siman-Tov, (iii) has approved a process using the independent firm of Heidrick & Struggles (“H&S”) to identify director candidates for appointment to the Board as Class I directors to fill the vacancies that will result from the proposed resignations of Neil Miotto and Jerome Ringo (such two individuals, upon such appointment, together with Mr. Meckey, shall constitute the “New Class I Directors”), and (iv) will approve the nomination of the New Class I Directors for election to the Board as Class I directors at the 2022 Annual Meeting, with such slate consisting of the New Class I Directors to supersede and replace the slate previously nominated by the Board in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on May 31, 2022 that was comprised of Neil Miotto, Raluca Dinu, and Agnes Rey-Giraud; and

WHEREAS, Plaintiffs, including Plaintiff Jeffery Bray who holds an irrevocable proxy to vote all of the shares of common stock beneficially owned by the parties to the Voting Agreement, (i) agree to vote in favor of the New Class I Directors for election at the 2022 Annual Meeting, (ii) otherwise agree not to nominate a competing slate of directors at the 2022 Annual Meeting, support any other director candidates at the 2022 Annual Meeting, and/or block quorum at the 2022 Annual Meeting, and (iii) agree that the nomination window for the 2022 Annual Meeting is closed.

IT IS HEREBY STIPULATED AND AGREED by the parties hereto, through their undersigned counsel, subject to the approval of the Court, that:

1. The Board shall appoint the New Class I Directors to the Board, to the extent that they are not yet appointed to the Board, nominate the New Class I Directors for election at the 2022 Annual Meeting, and otherwise shall not reclassify any existing director for election at the 2022 Annual Meeting.

2. Plaintiffs, including Plaintiff Jeffery Bray who holds an irrevocable proxy to vote all of the shares of common stock beneficially owned by the parties to the Voting Agreement, shall vote in favor of the New Class I Directors for election at the 2022 Annual Meeting, and otherwise shall not nominate a slate of directors at the 2022 Annual Meeting, support any director nominees other than the New Class I Directors, and/or block quorum at the 2022 Annual Meeting.

3. All claims, counterclaims, and third-party claims are dismissed with prejudice and without costs or attorneys’ fees of any kind.

4. The Injunction Order shall be lifted upon entry of this Order.

5. The Bond shall be released upon entry of this Order.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP	RICHARDS, LAYTON, & FINGER, P.A.
/s/ Thomas W. Briggs, Jr.	/s/ Susan Hannigan Cohen

Thomas W. Briggs, Jr. (#4076)

Michael J. Slobom, Jr. (#6726)

Clee A. Malfitano (#6857)

1201 N. Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

(302) 658-9200

OF COUNSEL:

Brian M. Moore

Amy L. Vandamme

Andrew J. Kolozsvary

DYKEMA GOSSETT PLLC

39577 Woodward Avenue, Suite 300

Bloomfield Hills, MI 48304

(248) 203-0700

Attorneys for Plaintiffs/Counter-

Defendants/Third-Party Defendant

Robert L. Burns (#5314)

Susan Hannigan Cohen (#5342)

Travis S. Hunter (#5350)

John M. O’Toole (#6448)

Kyle Lachmund (#6842)

Sandy Xu (#6966)

Kevin M. Kidwell (#6988)

One Rodney Square

920 North King Street

Wilmington, DE 19801

(302) 651-7700

Attorneys for Defendants/Counter-

Plaintiffs/Third-Party Plaintiffs

DLA PIPER LLP (US)

/s/ Ronald N. Brown, III

Amy E. Evans (#3829)

Ronald N. Brown, III (#4831)

Kelly L. Freund (#6280)

1201 N. Market Street, Suite 2100

Wilmington, DE 19801

(302) 468-5700

Attorneys for Nominal Defendant

UpHealth, Inc.

August 1, 2022

SO ORDERED, this             day of             , 2022.

Vice Chancellor Lori W. Will

This document constitutes a ruling of the court and should be treated as such.

Court: DE Court of Chancery Civil Action

Judge: Lori W. Will

File & Serve

Transaction ID: 67886885

Current Date: Aug 02, 2022

Case Number: 2022-0489-LWW

Case Name: CONF ORD - Jeffery R. Bray, et al. v. Avi Katz, et al.

Court Authorizer: Lori W. Will

Court Authorizer Comments:

The court commends the parties for this excellent outcome.

/s/ Judge Lori W. Will